[ EXHIBIT 5.1  -  OPINION OF COUNSEL ]


                            CHRISTENSEN LAW GROUP, PC
                      A CALIFORNIA PROFESSIONAL CORPORATION
                        3017 DOUGLAS BOULEVARD, SUITE 300
                           ROSEVILLE, CALIFORNIA 95661
                     TEL (916) 786-9900 * FAX (916) 774-7148
                        WRITER'S E-MAIL: CRAIG@CGCLAW.BIZ


                                January 21, 2004

Board of Directors
Moller International, Inc.
1222 Research Park Drive
Davis, CA 95616


         Re:  S-8 Registration for Moller International, Inc.

Dear Sirs:

         I have acted as special securities counsel for Moller International, Inc., a California corporation (the "Company"). You have requested my opinion in connection with the registration by the Company of seven million five hundred thousand (7,500,000) shares (the "Shares") of its common stock to issued pursuant to a registration statement on Form S-8 filed with the United States Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended (the "Act"). Such registration statement, as amended or supplemented is hereinafter referred to as the "registration statement." The shares are to be issued from time to time under the Company's "2004 Stock, Option and Restricted Stock Benefit Plan" (the "Plan"). You have advised me that:

1. The Company is current in its reporting responsibilities to the Commission as mandated by the Securities Exchange Act of 1934, as amended.

2. The Shares will be issued to consultants and participants in the Plan as compensation for their services on behalf of the Company. Such persons have provided bona-fide services to the Company which are not in relation to the offer of sale of securities in a capital-raising transaction, and which did not either directly or indirectly promote or maintain a market for the Company's securities.

3. The shares to be issued to these individuals will be pursuant to corporate resolution and the approval of the Board of Directors of the Company. These shares registered pursuant to the Registration Statement will be issued without restrictive legend to those persons who are not deemed to be affiliates of the Company as defined in Rule 405 of the Act.

I have read such documents as have been made available to me. For purposes of this opinion, I have assumed the authenticity of such documents. Based on the accuracy of the information supplied to me, it is my opinion that the Company may avail itself of a Registration Statement on Form S-8, and is qualified to do so. Further, subject to the limitation set forth in the Company's Articles of Incorporation with respect to the maximum number of shares of common stock that the Company is authorized to issue, and assuming that the Shares will be issued as set forth in the Plan and the Registration Statement, at a time when effective, and that the Company will fully comply with all applicable securities laws involved under the Act, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states and foreign jurisdictions in which the Shares may be sold, I am of the opinion that, upon proper and legal issuance of the Shares and receipt of the consideration to paid for the Shares, the Shares will be validly issued, fully paid, and non-assessable shares of the Company's common stock.

This opinion does not cover any matters related to any re-offer of re-sale of the Shares by any Plan participants, once properly and legally issued pursuant to the Plan as described in the Registration Statement.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. I also consent to the reference to this firm wherever it appears in the Registration Statement, and any amendments thereto. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-8 filed pursuant to Rule 462(b) under the Act with respect to the registration of additional securities issuable under the Plan.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present laws of the State of California or the federal laws of the United States be changed by legislative action, judicial decision or otherwise. This opinion is furnished to you pursuant to the applicable rules and regulations promulgated under the Act in connection with the filing of the Registration Statement.

                                            Sincerely,

                                            /s/
                                            Craig G. Christensen
                                            Attorney at Law


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